C$ cMONEY, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 26th day of July 2010, by and between C$ cMONEY, INC., a Delaware corporation (the “Company”) and Adam Boris (“Executive”), to become effective as of September 1, 2010 (the “Effective Date”).
NOW THEREFORE, in consideration of Executive’s employment by the Company, and the mutual promises and covenants contained in, and the mutual benefits to be derived from this Agreement, and to set forth and establish the terms and conditions upon which Executive shall be employed by the Company, the parties hereto agree as follows:

1.           Employment

The Company hereby employs Executive and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.           Terms and Conditions of Employment.

(a)  Executive shall be employed in the position of Chief Operating Officer and, subject to direction from the President and Chief Executive Officer, shall supervise, control and be responsible for developing company operating policies, sales and business development efforts, customer/affiliate support and overall operating performance, which may include other activities not named for the Company and any subsidiary of the Company.  Executive shall also perform such related services and duties for the Company as are from time to time assigned or delegated to him from time to time by the President and Chief Executive Officer and the Board of Directors.  Executive shall report directly to the President and Chief Executive Officer.

(b)  Throughout his employment hereunder, Executive shall devote his full time, energy and skill to perform the duties of his employment (reasonable vacations in accordance with this Agreement and reasonable absences due to illness excepted), shall faithfully and industriously perform such duties, and shall use his best efforts to follow and implement all management policies and decisions of the President and Chief Executive Officer.  The expenditure of reasonable amounts of time for teaching, personal, charitable, and professional activities, shall not be deemed a breach of this Agreement provided Executive does not materially interfere with the services required to be rendered to the Company hereunder.

(c)  The Company shall insure, defend, and hold harmless the Executive from any action brought against the Company or the Executive in the performance of his lawful duties under this Agreement for the entire Term of this Agreement, and after Termination of this Agreement, as necessary, for any claims brought against the Company involving the Executive.  The Company agrees to maintain adequate D&O Insurance to meet these requirements, and the Executvie will be named an insured party.

3.           Compensation and Benefits.

As the entire consideration for the services to be performed and the obligations incurred by Executive hereunder, and subject to the terms and conditions hereof, during the Term (as defined below) of this Agreement, Executive shall be entitled to the following:

(a)           Salary.  Commencing on September 1st, 2010, the Company shall pay Executive an annual salary of $235,000.00 (the “Annual Salary”). Such Annual Salary will be pro-rated for any partial employment period, will be payable in equal semi-monthly installments or at such other intervals as may be established for the Company’s customary pay schedule.  The Annual Salary is subject to such incremental increases as the President and Chief Executive Officer may determine from time to time and approved by the Board of Directors.

(b)           Bonus.  As additional compensation and as further consideration for his entering into this Agreement for services to be rendered by Executive, the Company may pay Executive annually following the end of each fiscal year, a cash bonus.  Such bonus shall be paid to Executive upon the satisfaction, as determined by the Board of Directors at its sole discretion, by the Company of  performance objectives as established by the Board of Directors of the Company on an annual basis.  Executive shall have the right to direct any portion of the bonus to be paid into a deferred compensation fund.

(c)           Incentive Stock Option Plan.  Executive shall be entitled to participate in the Company’s 2010 Long-Term Incentive Plan and future incentive plans while employed by the Company.  Promptly following the execution of this Agreement, the Company shall take all actions necessary to issue to Executive a Restricted Stock award under the 2010 Long-Term Incentive Plan of 250,000 shares of the Company’s common stock, vesting 50,000 shares immediately; 50,000 shares on December 31, 2010; 75,000 shares on December 31, 2011; and 75,000 shares on December 31, 2012 .  Such shares shall be issued prior to any recently announced stock splits, or shall be adjusted to match the equivalent amount of shares herein after the split.  Notwithstanding the foregoing, if at any time prior to December 31, 2010, the price of the Company’s common stock closes above $0.20 per share for a period of thirty (30) consecutive trading days, then 25,000 of the shares scheduled to vest on December 31, 2010 will immediately vest.  If, at any time prior to December 31, 2011, the price of the Company’s common stock closes above $0.35 per share for a period of thirty (30) consecutive trading days, then 25,000 of the shares scheduled to vest on December 31, 2011 will immediately vest.  Except as provided below, such award shall immediately vest on the date of a Change in Control as defined in the Agreement.  The Company agrees that its failure to obtain shareholder approval for the issuance of the Restricted Stock award described above within one year from the date hereof shall be a material breach of this Agreement.

Any provision herein to the contrary notwithstanding, if acceleration of vesting of any stock option of award would otherwise result in imposition of an excise or penalty tax on Executive under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto, the number of stock options and restricted stock awards as to which vesting is accelerated shall be reduced, pro rata to their relative value, to the extent necessary to avoid such excise or penalty tax, provided the value and amount of such reduction does not exceed the excise or penalty tax avoided.  In applying this provision, the rules of Code Section 280G and the Treasury Regulations promulgated thereunder (including any Treasury Regulations providing for valuation of the acceleration of vesting of stock options and restricted stock) shall apply.
(d)           Additional Benefits.  Executive shall be entitled to participate, to the extent of Executive's eligibility, in any Executive benefit plans made available by the Company to its Executives during the Term of this Agreement, including, without limitation, such profit sharing plans, 401K and cafeteria plans, and health, life, hospitalization, dental, disability or other insurance plans as may be in effect from time to time.  Such participation shall be in accordance with the terms established from time to time by the Company for individual participation in any such plans.

(e)           Life Insurance.  The Company shall provide Executive with a life insurance policy in an amount equal to the lesser of (i) twice his Annual Salary or (ii) the maximum amount allowable under the Company’s life insurance plan.

(f)           Vacation, Sick Leave, and Holidays.  Executive shall be entitled to four (4) weeks (20 business days) of vacation, and plus additional sick leave and holidays at full pay in accordance with the Company’s policies established and in effect from time to time.

(g)           Deductions.  The Company shall have the right to deduct and withhold from the compensation due to Executive hereunder, including Executive’s Annual Salary and Compensation Bonus, if any, such taxes and other amounts as may be customary or required by law.

(h)           Change in Control.  A “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged, consolidated or reorganized with another corporation, partnership or other entity and as a result of such merger, consolidation or reorganization less than 50% of the outstanding voting securities of the surviving or resulting corporation, partnership or other entity shall be owned in the aggregate by the shareholders of the Company, as determined immediately prior to the consummation of such merger, consolidation or reorganization, (iii) the Company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate in a single transaction or a series of related transactions, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 1 3(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934 (“Exchange Act”), other than any Executive benefit plan then maintained by the Company, shall acquire more than 30% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record).  For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 1 3d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

(i)           Relocation.  The Company shall provide Executive with a relocation support package consisting of a cash compensation of $20,000.00, and reasonable temporary accommodation.  The period of temporary accomidation will begin upon the Effective Date of this Agreement and continue for a period ending 90 days. The Company shall also reimburse Executive for a minimum of two round trip visits home per month during this period.

4.             Business Expenses.

The Company shall promptly reimburse Executive for all reasonable out-of-pocket business expenses incurred in performing Executive's duties hereunder, in accordance with the Company's policies with respect thereto in effect from time to time (including without limitation policies regarding prior consent for significant expenditures), provided that Executive promptly furnishes to the Company adequate records and other documentary evidence required by all federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such business expense as a deduction on the federal and state income tax returns of the Company.

5.           Term and Termination.

(a)           Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date of this Agreement, and subject to earlier termination as provided below, and except for the provisions of this Agreement which, by their terms, continue in force beyond the termination hereof, shall end on December 31, 2012.

(b)           Termination on Death and for Cause.  This Agreement, and Executive’s employment hereunder, shall terminate upon Executive’s death and is otherwise immediately terminable for cause (as defined below) upon written notice from the Company to Executive.  As used in this Agreement, “cause” shall include: (i) habitual neglect of or deliberate or intentional refusal to perform any of  Executive’s duties or obligations under this Agreement or to follow Company policies or procedures following written notification by the President and Chief Executive Officer or the Board of Directors to Executive of his failure to perform such duties or obligations or to follow such policies or procedures and a thirty (30) day period for Executive to cure the failure set forth in such written notification; (ii) fraudulent or criminal activities; (iii) any grossly negligent act or omission; (iv) deliberate breach of Company rules resulting in material loss or damage to the Company, or intentional or negligent unauthorized disclosure of Company trade secrets or confidential information; or (v) if Executive fails to fulfill the annual performance goals and objectives, which shall be mutually determined by Executive and the President and Chief Executive Officer.  A determination whether Executive’s actions justify termination for cause and the date such termination is effective shall be made by the President, Chief Executive Officer, and the Board of Directors in their sole discretion.  However, if Executive’s employment is terminated for cause under this Subsection, the Company shall pay to Executive a severance payment in the amount equal to three (3) months of the salary then payable to Executive pursuant to Section 3(a) hereof on the date of termination, but not more than the portion of the Annual Salary left to be paid during the remainder of the Term.  This severance payment shall be made according to the terms and conditions in Section 5(d)(i) below.

(c)           Termination for Disability.  The President and Chief Executive Officer may terminate this Agreement, upon written notice to Executive, for the “disability” (as defined below) of Executive at the expiration of a consecutive twenty-six (26) week period of disability if the President and Chief Executive Officer determines in their sole discretion that Executive’s disability will prevent Executive from substantially performing Executive’s duties hereunder.  As used in this Agreement, “disability” shall be defined as (i) Executive’s inability, by reason of physical or mental illness or other cause, to perform substantially Executive's duties hereunder; or (ii), in the discretion of the President and Chief Executive Officer, as it is defined in any disability insurance policy in effect at the Company during the time in question.  Executive shall receive full compensation, benefits, and reimbursement of expenses pursuant to the terms of this Agreement from the date disability begins until the date Executive receives notice of termination under this paragraph or until Executive begins to receive disability benefits pursuant to a Company disability insurance policy in an amount comparable to Executive’s salary, whichever occurs first.

(d)           Termination Without Cause or for Good Reason. The Company may terminate Executive’s employment hereunder at any time during the Term for any reason other than for “cause” (as defined above) by giving Executive at least ten (10) days written notice, and Executive may terminate his employment at any time for “good reason” (as defined below) by giving the Company at least ten (10) days written notice.  If Executive’s employment is terminated pursuant to the preceding sentence, the Company shall pay to Executive all salary and bonuses accrued up to and including the date of termination, all unused vacation and all unreimbursed expenses which are reimbursable pursuant to Section 4 incurred prior to such termination.  As used in this Agreement, “good reason” shall be defined as (i) the material breach of this Agreement by the Company, (ii) the assignment of Executive without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties as stated in this Agreement, or (iii) any reduction of the Annual Salary without Executive’s consent. In addition, in the event of such termination without cause or for good reason, the Company shall have the following duties:

(i)           The Company shall pay to Executive a severance payment in an amount equal to twelve (12) months of the salary plus the value of any Additional Benefits then payable to Executive pursuant to Section 3(a) hereof on the date of termination (the “Severance Payment”).  The Severance Payment shall be paid in approximately equal bi-weekly installments, or at such other intervals as may be established for the Company's customary pay schedule, at the annual rate of Executive’s Salary on the date of termination;

(ii)           The Company shall pay to Executive all deferred compensation, if any, owed to Executive, under any other agreement in a single lump sum payment immediately following termination.  However, any amounts owed under a 401(k) or other plan qualified under the Internal Revenue Code shall be paid in accordance with the terms and provisions of such plans;

(iii)           All outstanding stock options allocated to Executive which would have been vested at the end of the Term had Executive remained employed by the Company to the end of the Term, shall be immediately vested, subject to the restrictions that may apply under the law including restrictions applicable to any options granted under the Company’s 2010 Long-Term Incentive Plan; and

(iv)           Executive shall no longer be subject to the covenants and agreements not to compete under Section 6 of this Agreement following the date of termination under this Section 5(d).

(e)           Mutual Voluntary Termination.  The parties may mutually agree in writing to terminate this Agreement.  In such event, Executive agrees, at the Company’s request, to continue providing services for a requested period of time up to, but not more than, six months after such voluntary termination (the “Transition Period”) to facilitate transition.  Executive shall be an independent contractor and not an employee during the Transition Period and shall be available to assist in the transition during such period.  During the Transition Period, Executive shall receive compensation equal to 110 percent of the Salary at the time of the voluntary termination.  Payment of such compensation shall be made at least monthly.  It is understood and agreed that Executive, during the Transition Period, may be seeking other opportunities and will not be devoting 100 percent of his time to the affairs of the Company.  The Company may elect to terminate the independent contractor relationship with Executive prior to the end of the Termination Period once Executive accepts a full time position with another company.

(f)           Effect of Termination.  In the event Executive’s employment is terminated hereunder, all obligations of the Company and all obligations of Executive shall cease except as otherwise provided herein.  Upon such termination, Executive or Executive’s representative or estate shall be entitled to receive only the compensation, benefits, and reimbursement earned or accrued by Executive under the terms of this Agreement prior to the date of termination computed pro rata up to and including the date of termination, but shall not be entitled to any further compensation, benefits, or reimbursement from such date, except as otherwise provided herein.

6.           Covenant Not to Compete

(a)           Covenant.  In exchange for providing to him Confidential Information, as defined below in Section 7 and as a means of enforcing the obligation to protect that Confidential Information, Executive hereby covenants and agrees that during the Term and for a period of one (1) year thereafter, he will not, except as a director, officer, executive or consultant of the Company, or any subsidiary or affiliate of the Company, directly or indirectly own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be connected with (as director, officer, executive, consultant, agent, independent contractor of otherwise) in any other manner with any business engaged in the Defined Business (as described below) which is the same or substantially similar in nature to the business engaged in by the Company or contemplated by the Company as of the date thereof in the State of Texas, and each of the other states in the United States, and each foreign country, in which the Company does business (whether directly or indirectly through subsidiaries, affiliates, franchisees, licensees, representatives, agents or otherwise).  Notwithstanding the foregoing, after  termination of Executive’s employment with the Company, Executive may contract as an independent contractor or be employed in a position with a business that is the same or substantially similar in nature to the business engaged by the Company, provided that Executive is neither employed by nor involved in any manner whatsoever with any part of the business that competes directly with any product of the Company and Executive does not work on any product that competes with any product existing, being designed or in development by the Company.

(b)           Definition of Defined Business.  As used herein, the term “Defined Business” shall mean the business of developing, manufacturing, marketing or selling products that are similar to or compete with the current or contemplated products of the Company as of the date thereof.

(c)           Non-Solicitation Agreement.  Executive shall not, directly or indirectly, solicit for employment, or advise or recommend to any other person that they solicit for employment, any employee of the Company (or any subsidiary or affiliate), during the Term and for a term of two years thereafter; provided however, that this paragraph shall not preclude Executive from giving an employment reference at the request of any Executive of the Company or at the request of a prospective employer of such Executive.

(d)           Conflicting Employment.  Executive shall not, during the Term, engage in any other employment, occupation, consulting or other business activity directly related to the Defined Business, nor will Executive engage in any other activities that conflict with his obligations to the Company.

(e)           Unique and Essential Nature of Services of Executive.  Executive understands and acknowledges that the Company is entering into this Agreement in reliance upon the unique and essential nature of the personal services Executive is to perform as an Executive of the Company and that irreparable injury would befall the Company or its subsidiaries or affiliates should Executive serve a competitor of, or compete, with the Company or any of its subsidiaries or affiliates.

(f)           Acknowledgment of Reasonableness of Restrictions.  Executive specifically acknowledges and agrees that the post-employment limitation upon his activities as specified above, together with the geographical limitations set forth above, are reasonable limitations as to time and place upon Executive’s post-employment activities and that the restrictions are necessary to preserve, promote and protect the business, accounts and good-will of the Company and impose no greater restraint than is reasonably necessary to secure such protection.

(g)           Limitation on Scope or Duration.  In the event that any provision of this Section 6 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Section 6 and, to the fullest extent permitted by law, this Section shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable but rather to provide the broadest protection to the Company permitted by law.

7.           Confidential Information .

Company agrees that it will supply to Executive, and Executive will keep confidential and will not, during or after this Agreement, in any medium, disclose, divulge, furnish or make accessible to any person, firm, corporation or other business entity or enterprise, any information, trade secrets, customer information, marketing information, sales information, cost information, technical data, know-how, secret processes, discoveries, methods, patentable or non-patentable ideas, formulae, processing techniques or technical operations relating to the business, business practices, methods, products, processes, equipment, financial affairs or any confidential or secret aspect of the business of the Company, including, by means of example and not limitation, the following: (i) information identifying or tending to identify any of the clients, customers, executives, or distributors of the Company or any subsidiary of the Company; (ii) information regarding the intellectual property of the Company or any subsidiary of the Company, including all patents, trademarks, trade names, service marks, and copyrighted materials, all computer programs, computer software (in object or executable code versions), computer source codes, and graphical user interface screens, and all copy, ideas, designs, methods, scripts, concepts, inventions, recordings, advertising and promotional materials, whether or not protected under any law; and (iii) information pertaining to the plans, products, services, processes, prospects, supplies, procedures, techniques, research and development, financial statements, and financial forecasts and projections of the Company or any subsidiary of the Company; but excluding information that has been intentionally disclosed to the public by the Company or any subsidiary of the Company or a disclosure required by law, by a court of competent jurisdiction, or to respond in good faith to a valid inquiry by a governmental authority and training in the unique business methods of the Company (collectively, the “Confidential Information”) without the prior written consent of the Company.  Upon the termination of this Agreement for any reason, and at any time prior thereto upon request by the Company, Executive shall return to the Company all written records of any Confidential Information, together with any and all copies of such records, in Executive’s possession.  Any Confidential Information which Executive may conceive of or make during the Term shall be and remain the property of the Company.  Executive agrees promptly to communicate and disclose all such Confidential Information to the Company and to execute and deliver to the Company any instruments deemed necessary by the Company to effect disclosure and assignment thereof to it.

8.           Assignment.

This Agreement is for the unique personal services of Executive and is not assignable or delegable in whole or in part by Executive without the consent of the President and Chief Executive Officer of the Company.  This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.

9.           Inventions

(a)             Disclosure of Inventions.  Executive hereby agrees that if he conceives, learns, makes, or first reduces to practice, either alone or jointly with others, any inventions, improvements, original works of authorship, formulas, processes, computer programs, techniques, know-how, or data relating to the Defined Business (hereinafter referred to collectively as “Inventions”) while he is employed by the Company, he will promptly disclose such Inventions to the Company or to any person designated by it.  Notwithstanding the fact that Executive may determine that the Company has no right to such Invention, he shall nevertheless promptly disclose any such Invention to the Company or to any person designated by it upon reasonable request.  Executive acknowledges that all Inventions developed, conceived, or created during the Term that are substantially related to the Company’s business activities or are developed using Company resources are “works for hire” as that term is defined under U.S. copyright law, and include moral rights as defined under U.S. and foreign copyright law.

(b)           Ownership, Assignment, Assistance, and Power of Attorney.  All Inventions related to the Company’s business activities, shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights, or other statutory or common law protection for such Inventions in any country.  Executive hereby assigns to the Company any rights which he may acquire in such Inventions.  Furthermore, Executive agrees to assist the Company in every proper way at the Company’s expense to obtain patents, copyrights, and other statutory common law protections for such Inventions in any country and to enforce such rights from time to time.  Specifically, Executive agrees to execute all documents as the Company may desire for use in applying for and in obtaining or enforcing such patents, copyrights, and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company.  In the event the Company is unable for any reason whatsoever to secure Executive’s signature to any lawful document required to apply for or to enforce any patent, copyright, or other statutory or common law protections for such Inventions, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act in his stead to execute such documents and to do such other lawful and necessary acts to further the issuance and protection of such patents, copyrights, or other statutory or common law protection, such documents or such acts to have the same legal force and effect as if such documents were executed by or such acts were done by Executive.

10.           Executive’s Warranty.

           Executive’s undertakings herein will not constitute a breach of any agreement to which Executive is a party or any obligation to which Executive is bound.  Executive is not bound by any non-disclosure or non-compete agreement which would in any way affect Executive’s performance of this Agreement.  Executive has no obligations to others which are inconsistent with the terms of this Agreement or with Executive’s duties to the Company under this Agreement.

11.           Exit Interview.

           Upon termination or expiration of the Agreement, Executive agrees to participate in an exit interview with the President and Chief Executive Officer of the Company or their designee, wherein they will review the obligations under this Agreement and Executive will ask any questions that he may have at that time concerning whether information that he was exposed in connection with this Agreement is considered confidential by the Company.  Executive agrees that he will inform the Company at that time of any employer with whom he has accepted employment as well as the position in which he will be employed.

           Executive agrees to return all property in his possession belonging to the Company or any subsidiary or affiliate, including all written or printed materials, keys, cards, equipment, cars, and any other item that is the property of the Company or any subsidiary or affiliate.  Executive specifically authorizes the Company to deduct from his paycheck any amounts due the Company or any subsidiary or affiliate, such as charges for the Company’s property damaged or not returned to the Company when requested, and any unapproved charges incurred by Executive and payable by the Company.

12.           Injunctive Relief.

           Executive acknowledges and agrees that the remedies at law for any breach of any of Executive’s obligations under the provisions of Sections 6, 7 or 9 would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any of the provisions contained in Sections 6, 7 or 9 without the necessity of proof of actual damage.

13.           Waiver or Modification.

           Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision hereof or any subsequent breach of the same provision hereof.  The failure of the Company at any time, or from time to time, to require performance of any of Executive’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provision of this Agreement at a subsequent time.

14.           Severability.

If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

15.           Notices.

Any notice required or permitted hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, or by telex or telegram to the party to the address set forth below or to such other address as either party may designate from time to time according to the terms of this paragraph:

To Executive at:                            Adam Boris
29W245 Oak Knoll Road
West Chicago. Illinois 60185

To the Company at:                      C$ cMoney, Inc.
One Sugar Creek Center Blvd, Suite #500
Sugar Land, TX 77478

           A notice delivered personally shall be effective upon receipt.  A notice sent by facsimile or telegram shall be effective twenty-four (24) hours after the dispatch thereof.  A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing.

16.           Attorney’s Fees.

In the event of any action at law or equity to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and court costs in addition to any other relief to which such party may be entitled.

17.           Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, except for the agreement(s) evidencing the Restricted Stock award between Executive and the Company, supersedes all prior agreements and understandings, both written and oral between the parties hereto with respect to the subject matter hereof and is not intended to confer upon any other person or entity any rights or remedies hereunder except as otherwise expressly provided herein.

18.           Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts entered into and to be performed entirely within such state.  It is to be performed in Houston, Harris County, Texas.

19.           Counterparts.

           This Agreement is being executed in several counterparts, each to be considered an original for all purposes.

                                                      [Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

EXECUTIVE:

                                                                ______________________________________
Adam Boris

THE COMPANY:

C$ cMONEY, INC.

By:

Its: Chief Executive Officer